UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 2, 2012

ASSURANCEAMERICA CORPORATION

(Exact Name of Registrant as Specified in Charter)

Nevada	0-06334	87-0281240
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5500 Interstate North Parkway, Suite 600 Atlanta, Georgia		30328
(Address of Principal Executive Offices)		(Zip Code)

(770) 952-0200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

During the course of its review of the Company’s current financial statements and accounting procedures, the Company’s management discovered an error in its stated accounts receivable. The error arose as a result of the process used to record transactions to the accounting system for insufficient funds on policy payments from our insureds. This process, which in certain instances required manual adjustments to the accounts receivable system for insufficient funds transactions, resulted in a duplicate booking of certain transactions to the accounting systems in the years 2007 through 2010.

As a result, the Company’s accounts receivable were overstated by $1.8 million as of December 31, 2010. The effect of the overstatement is a cumulative charge to earnings, after giving effect to taxes, of $1.2 million over the four-year period from 2007 through and including 2010. Of this aggregate charge to earnings after giving effect to taxes, $254,623 related to fiscal year 2007; $397,818 related to fiscal year 2008; $272,624 related to fiscal year 2009; and $309,591 related to fiscal year 2010.

Based on the foregoing, on April 2, 2012, the Company’s Board of Directors, after consultation with the Company’s management, concluded that the Company’s financial statements for the fiscal years 2009 and 2010, the interim periods contained therein, and the quarterly statements for the first three quarters of 2011 must be restated to the extent of the overstatements listed above. The Company plans to restate its previously issued financial statements for such periods when it files its annual report for the year ended December 31, 2011.

The Company’s Board of Directors has discussed the matters disclosed in this Item 4.02 with Porter Keadle Moore, LLC, the Company’s current independent registered public accounting firm.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASSURANCEAMERICA CORPORATION

Date: April 2, 2012	By:	/s/ Mark H. Hain
Mark H. Hain, Executive Vice President, Secretary and General Counsel